Exhibit 99.1
For Immediate Release:

VIGGLE ADDS MILLIONS OF DIGITAL REWARDS WITH ACQUISITION OF CHOOSE DIGITAL
Free music, TV shows, movies and audio books to be available through Viggle Store

NEW YORK – June 25, 2014 – Viggle Inc. (NASDAQ: VGGL), the mobile entertainment marketing and rewards platform, announced today that it has acquired Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

With the acquisition, the Choose Digital platform will power digital media rewards for the Viggle platform, including music, audio books, TV and movies, enabling Viggle members to get free entertainment content just for enjoying their favorite TV shows and music.

Choose Digital works with all of the major music labels and top independents, offering millions of songs, albums and box sets through its platform. More than 300,000 books from three of the top publishing houses are available through Choose Digital as well. Streaming for tens of thousands of TV programs and movies is expected to launch in the coming months.

The Viggle Store – a rewards destination where members can redeem their Viggle Points for music downloads – is already powered by Choose Digital, which also powers the digital media rewards capabilities for leading loyalty programs at businesses such as Marriott, SkyMall and United Airlines

Choose Digital was founded in 2011 and its management team brings a deep understanding of the loyalty industry, content industries and online retailing. Stephen Humphreys, Co-Founder and CEO is a veteran of the loyalty and affinity marketing space with over 17 years of global experience. Mario Cruz, Co-Founder and CTO, has over 17 years of experience in IT, with a focus on high-volume transaction programs in the loyalty and rewards market, and has been awarded a patent in the space.

“The Choose Digital team has some of the deepest experience in loyalty programs, promotional marketing, rewards and technology,” said Greg Consiglio, COO of Viggle Inc. “With this acquisition, we can now develop end-to-end entertainment and loyalty rewards programs for our brand, TV network and music industry partners. We can identify the content our members watch or listen to and then issue relevant rewards though the Viggle Store. Our Viggle members benefit by redeeming their points for highly relevant digital content thought our patented entertainment rewards platform.”

Choose Digital has built a unique and innovative “private label” digital marketplace that allows companies to incorporate digital content into their sales and marketing strategies. Its content, consisting of digital music, movies, TV shows, eBooks and audiobooks, is current, wide and sourced directly from global record companies, major studios, and publishers. New categories including apps, games, and magazines are currently under development. The market positioning of Choose Digital is agnostic – it has no consumer-facing brand, or any direct relationship with consumers.

"With the combined power of Viggle and Choose Digital technologies, we look forward to becoming the premier solution for brands to deliver digital rewards," said Cruz, of Choose Digital.

Choose Digital joins Viggle Music and the Viggle Store as recent additions to the Viggle Platform, which includes Wetpaint, a leading entertainment destination for creating, curating and sharing the best entertainment content and NextGuide which helps TV networks reach and engage their audiences and the Viggle app which rewards its members for watching their favorite TV shows as well as discovering new music. In March 2014, Viggle Inc. achieved a total reach of 20.8 million.

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million users. Since its launch, Viggler members have redeemed over $18 million in rewards for watching their favorite TV programs and listening to music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Choose Digital
Founded by pioneers in the loyalty and incentive industry, Choose Digital is the first company to bring digital media as a point redemption option to the worldwide loyalty and incentive market. Choose Digital has partnerships with leading media companies to offer digital content - movies, TV shows, music, eBooks and audiobooks - via its turnkey marketplace for loyalty, incentive and frequent flyer programs. Headquartered in Miami, Florida, Choose Digital is a venture-backed company.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of June 25, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Media Contact for Viggle:
Paris Tyler
DKC Public Relations
212 981 5162
paris_tyler@dkcnews.com

Viggle Investor Relations
John C. Small

CFO, Viggle Inc.
646 738 3220
john@viggle.com

IRTH Communications
Robert Haag
Managing Partner
866-976-4784
VGGL@irthcommunications.com